Exhibit 99.1

Investor Contact
Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Corporation Revises Third Quarter 2011 Revenue Guidance

Milpitas, CA, September 12, 2011 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today revised its guidance for the third quarter 2011.  The company now expects its third quarter revenue to range from $184 million to $188 million, versus previous guidance of $205 million to $213 million.

“Demand during the third quarter has been weaker than expected in all of our end markets,” said Dave Bell, President and Chief Executive Officer. “We believe this is the result of broad-based economic weakness, along with some excess inventory consumption. However, we now see signs that inventory is stabilizing, with bookings likely recovering to consumption rates during the remainder of the third quarter.”

As previously announced, third quarter 2011 GAAP earnings will be impacted by approximately $8 million in non-cash costs associated with the long-term debt refinancing.

Intersil will discuss its third quarter fiscal 2011 financial results during its scheduled conference call following the market close on October 26, 2011.

About Intersil
Intersil Corporation is a leader in the design and manufacture of high-performance analog, mixed-signal and power management semiconductors. The Company's products address some of the fastest growing markets within the communications, computing, high-end consumer and industrial electronics markets. For more information about Intersil or to find out how to become a member of our winning team, visit the Company's web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil’s management's current expectations, estimates, beliefs, assumptions and projections about Intersil's business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC's web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.